Exhibit 10.66
RELIANT ENERGY, INC.
2002 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT
     Pursuant to this Award Agreement, as of May 16, 2007, Reliant Energy, Inc. (the “Company”) hereby grants to «Director» (the “Participant”), a Director of the Company, «Shares» shares of Restricted Stock. Such number of shares are subject to adjustment as provided in Section 15 of the Reliant Energy, Inc. 2002 Long-Term Incentive Plan (the “Plan”), subject to the terms, conditions and restrictions described in the Plan and in this Agreement.
1.	Relationship to the Plan. This grant of Restricted Stock is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee and are in effect on this date. Except as defined herein, capitalized terms have the same meanings as under the Plan. If any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan control and, if necessary, the applicable provisions of this Award Agreement are deemed amended so as to carry out the purpose and intent of the Plan. References to the Participant also include the heirs or other legal representatives of the Participant or the Participant’s estate.

2.	Restrictions. The Restricted Stock granted under this Agreement may not be sold, assigned, transferred, pledged or otherwise encumbered until the restrictions have lapsed (“Restriction Period”) except as otherwise provided in this Section 2. Notwithstanding anything herein or in the Plan to the contrary, the shares of Restricted Stock are transferable by the Participant to Immediate Family Members, Immediate Family Member Trusts, and Immediate Family Member Partnerships pursuant to Section 14 of the Plan.

3.	Vesting and Forfeiture.
(a)	The Restricted Stock vests as of the date of the Company’s annual meeting in «Vest_Year» (“Vesting Date”) (the end of the Participant’s current term as a Director during which the shares of Restricted Stock were granted), provided the Participant does not terminate service, except as otherwise provided in this Section 3, before the Vesting Date.

(b)	If the Participant’s service as a Director is terminated due to death or Disability, the Restricted Stock vests at the time of such termination to the extent not previously vested pursuant to this Section 3. For purposes of this Award Agreement, “Disability” means a physical or mental impairment of sufficient severity such that the Participant can no longer serve as a Director.

(c)	If the Participant terminates service on the Board for any reason other than death or Disability, the Restricted Stock granted during the term during which the Participant terminates service will be forfeited in its entirety upon termination.
4.	Rights as a Stockholder. Except as otherwise specifically provided in this Award Agreement and the Plan, during the Restriction Period the Participant shall have all the rights of a stockholder with respect to the Restricted Stock including, without limitation, the right to vote the Restricted Stock and the right to receive any dividends with respect thereto.
5.	Change in Control. Notwithstanding anything herein to the contrary, upon any Change of Control the Restricted Stock will vest to the extent not previously vested.

6.	Notices. For purposes of this Award Agreement, notices and all other communications must be in writing and will be deemed to have been given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company:	Reliant Energy, Inc. 1000 Main Street Houston, Texas 77002 ATTENTION: Senior Vice President and Corporate Secretary

If to Director:	«Director» c/o Corporate Secretary Reliant Energy, Inc. 1000 Main Street Houston, Texas 77002
or to such other address as either party may furnish to the other in writing in accordance with this Section 6.

7.	Successors and Assigns. This Award Agreement is binding upon and inures to the benefit of the Participant, the Company and their respective permitted successors and assigns.

—————————————————— Mark M. Jacobs President and Chief Executive Officer